QUANTUM TECHNOLOGIES

P R E S S R E L E A S E

Quantum Technologies Completes $10.9 Million Private Placement of Common Stock Units with Accredited Investors

Irvine, Calif., July 26, 2010 /PRNewswire/ - Quantum Fuel Systems Technologies Worldwide, Inc. (Nasdaq: QTWW), today announced that it has completed the final tranche of a private placement offering of Common Stock Units with certain accredited investors at a price of $550.00 per Unit resulting in gross proceeds of approximately $10.9 million. Each Common Stock Unit consisted of 1,000 shares of common stock and a five-year warrant to purchase up to 200 shares of common stock. The private placement offering was closed in several tranches beginning on April 30, 2010. Under the offering, Quantum issued a total of approximately 19.7 million shares of common stock, warrants to the investors to purchase up to approximately 3.9 million shares of common stock and warrants to the placement agent to purchase up to approximately 2.4 million shares of common stock. All of the warrants have an exercise price of $0.91 per share. The proceeds, net of placement agent fees and expenses, will be used for general working capital purposes. JP Turner& Company, L.L.C. acted as placement agent for the transaction.

The securities sold in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration under such act and applicable state securities laws or an applicable exemption from those registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Quantum:

Quantum Fuel Systems Technologies Worldwide, Inc., a fully integrated alternative energy company, is a leader in the development and production of advanced propulsion systems, energy storage technologies, and alternative fuel vehicles. Quantum's wholly owned subsidiary, Schneider Power Inc., complements Quantum's emerging renewable energy presence through the development and ownership of wind and solar farms. Quantum's portfolio of technologies includes electronic controls, hybrid electric drive systems, hydrogen storage and metering systems, and alternative fuel technologies that enable fuel efficient, low emission hybrid, plug-in hybrid electric, fuel cell, and natural gas vehicles. Quantum's powertrain engineering, system integration, vehicle manufacturing, and assembly capabilities provide fast-to-market solutions to support the production of hybrid and plug-in hybrid, hydrogen-powered hybrid, fuel cell, alternative fuel, and specialty vehicles, as well as modular, transportable hydrogen refueling stations. Quantum's customer base includes automotive OEMs, dealer networks, fleets, aerospace industry, military and other government entities, and other strategic alliance partners.

For more information regarding Quantum, please contact:

Brion D. Tanous

Principal, CleanTech IR, Inc.

Email: btanous@cleantech-ir.com

(310) 541-6824

Dale Rasmussen

Investor Relations

Email: DRasmussen@qtww.com

(206) 315-8242

©2010 Quantum Fuel Systems Technologies Worldwide, Inc.

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